[LOGO] Titan Pharmaceuticals Inc.


Company:                          Investors:                Media:
Louis R. Bucalo, M.D.             Wendi B. Green            Ken Garcia
President & CEO                   Account Executive         Account Executive
Titan Pharmaceuticals, Inc.       Ruder Finn, Inc.          Ruder Finn, Inc.
Tel: 650-244-4990                 Tel: 212-593-6374         Tel: 212-583-2722


FOR IMMEDIATE RELEASE

             TITAN PHARMACEUTICALS ANNOUNCES SUCCESSFUL COMPLETION
                                OF WARRANT PERIOD

S. SAN FRANCISCO, CA- Noember 29, 1999 - Titan Pharmaceuticals, Inc. (AMEX: TTP) today announced that the Company has successfully completed the call for exercise of the Company's outstanding publicly traded warrants. Approximately 99.4% of the Company's 7.1 million outstanding warrants were exercised by warrant holders, providing gross proceeds of approximately $42 million to the Company. The Company has approximately 22.5 million shares outstanding after the warrant exercise.

"We are pleased and encouraged by the highly successful results of the warrant exercise period," stated Dr. Louis R. Bucalo, President and CEO of Titan. "This important step significantly strengthens our balance sheet and enhances our core product development programs. We would like to thank our shareholders for their support, and look forward to further progress in these development programs in the near future."

Titan Pharmaceuticals, Inc. is a biopharmaceutical company developing proprietary therapeutics for the treatment of central nervous system disorders, cancer, and other serious and life threatening diseases.

The press release may contain "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company's development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent product markets, the uncertainty of patent protection for the Company's intellectual property or trade secrets and the Company's ability to obtain additional financing if necessary. Such statements are based on management's current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.


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